Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

USAmeriBancorp, Inc.

Clearwater, Florida

We consent to the use of our report dated February 28, 2017, with respect to the consolidated statements of financial condition of USAmeriBancorp, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, included herein, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
October 26, 2017